Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VERMILLION, INC.

Vermillion, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

This Certificate of Amendment amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 22, 2010, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 27, 2014 (the “Certificate of Incorporation”).

2.	ARTICLE I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Aspira Women’s Health Inc.

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 11th day of June 2020.

Vermillion, Inc.
By:	/s/ Valerie B. Palmieri
Valerie B. Palmieri President and Chief Executive Officer

Verm